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                                                                     Exhibit 4.2

NO.
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  FORM OF WARRANT TO PURCHASE STOCK OF PACIFIC COMMUNITY BANKING GROUP

         Incorporated Under the Laws of the State of California.

         THIS CERTIFIES THAT, for value received,           , the registered
holder hereof or registered assigns (the "Holder"), is entitled to purchase from Pacific Community Banking Group, a California Corporation (the
"Company), commencing           , 1999 until 5:00 P.M., Pacific Time,
          , 2009, at the purchase price of $     per share from the date of
issuance to on or before the end of the tenth year after the date of the issuance (the "Warrant Price"), the number of shares of Common Stock of the Company ("Common Stock"), which is equal to the number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

         This Warrant may be exercised in whole or in part by presentation of this Warrant with the Purchase Form duly executed and simultaneous payment for the Warrant Price (subject to adjustment) at the principal office of the Company, 23332 Mill Creek Drive, Suite 230, Laguna Hills, California 92653. Payment of such price shall be made at the option of the Holder hereof in cash, by check or any combination thereof.

         This Warrant is one of a duly authorized issue of Warrants evidencing
the right to purchase an aggregate of up to           shares of Company Common
Stock and is issued under and in accordance with a Warrant Agreement dated as of
           1999, between the Company and the Holder and is subject to the terms and provisions contained in the Warrant Agreement to all of which the Holder of this Warrant by acceptance hereof consents.

         Upon any partial exercise of this Warrant, there shall be signed and issued to the Holder hereof a new Warrant in respect of the shares of Common Stock as to which this Warrant shall not have been exercised. This Warrant may be exchanged at the office of the Company by surrender of this Warrant properly endorsed either separately or in combination with one or more other Warrants for one or more new Warrants entitling the Holder thereof to purchase the same aggregate number of shares as were evidenced by the Warrant or Warrants exchanged. No fractional shares will be issued upon the exercise of this Warrant, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. This Warrant is transferable at the office of the Company, in the manner and subject to the limitations set forth in the Warrant Agreement. This Warrant shall be separately transferable upon the date of issuance and for the ten-year period from the date of issuance.

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         The Holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

         This Warrant does not entitle any Holder hereof to any of the rights of a stockholder of the Company.

         This Warrant shall not be valid or obligatory for any purpose until it shall have been executed by the Company.

Dated:              , 1999
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                                          PACIFIC COMMUNITY BANKING GROUP

                                          By:
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